Exhibit 10.2

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made as of the 17th day of November 2021, between Terence Mullins, an individual, (the “Mullins”) having an address of _________________ (“Seller”) and Novo Integrated Sciences, Inc., a Nevada corporation, having an office at 11120 NE 2nd Street, Suite 100 Bellevue, Washington 98004 USA (the “Purchaser”); the Seller and the Purchaser being collectively referred to as the “Parties”.

The Escrow Agent shall be 2066907 Ontario Limited whose address is 119 Westcreek Drive, Suite 4, Vaughan, Ontario.

In consideration of the premises outlined herein and such other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

SALE OF PROPERTY

1.1 Seller is the sole owner of the Assets listed on Schedule A, attached hereto and incorporated herein by reference.

1.2 Seller desire to sell and Purchaser desires to purchase all of Seller’s right, title and interest in and to the Assets more fully described on Schedule A.

1.3 Seller shall sell the Assets, free and clear of liens and encumbrances.

1.4 Purchaser shall not assume, pay or discharge or in any respect be liable for any liability, obligation, commitment or expense of Seller(s), including without limitation any liability (actual or contingent), loss, commitment, obligation or expense of Seller relating to the Technology or Intellectual Property, prior to the Closing date, including the negotiation, preparation or performance under this Agreement or relating to any tax liabilities of any nature whatsoever.

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ARTICLE 2

PURCHASE PRICE

2.1 The total Purchase Price shall be Two Million Five Hundred Thousand CAD in restricted shares of the Purchaser’s common stock at a common stock value of $3.35 per share.

2.2 The Seller may elect to structure the sale through one of the Parent’s wholly owned Canadian subsidiaries whereby the Seller would receive Special Shares in the subsidiary with the sole right of conversion into the Parents’ common stock at a value prescribed in 2.1.

2.3 Two Million CAD in restricted shares or special shares shall be issued after patent pending status and held in escrow until patent registration and approval is complete, with the additional Five Hundred Thousand CAD in shares to be issued upon closing.

2.4 In addition to the Purchase Price, Purchaser shall pay a royalty equal to 10% net revenue (net profit) of all iodine related sales reported through Novo Integrated Sciences Inc. or any of its wholly owned subsidiaries (“Royalty”) for a period equal to the commercial validity of the IP.

2.5 It being a condition precedent to the Closing, and the intention of the parties hereto, that any licensing agreements between the Seller, any affiliate or related party and any other party or company, will be immediately terminated and that any and all outstanding royalty payments or compensation and any additional future royalty payments or compensation, shall be forgiven and no longer applicable.

2.6 It also being a condition precedent to the Closing, Mullins and all other shareholders of Terragenx Inc. not including Ian Clark, Activation Products Inc. or any related parties to Ian Clark will have executed an Offer to Purchase Shares Agreement between Novo and the Terragenx Inc. Shareholders.

2.7 Seller’s obligations hereunder shall be conditioned upon the execution and delivery by the Purchaser to Escrow Agent for delivery to Seller at Closing, in form and substance satisfactory to Seller and its counsel, the following documents:

(a) A resolution of the Board of Directors of the Purchaser authorizing the execution and performance of this Agreement.

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(b) A representation from the CEO of the Purchaser that: (i) Purchaser is, and on the Closing Date, will be a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; (ii) the execution and delivery of this Agreement and all other documents executed in connection herewith by Purchaser have been duly and validly authorized and all requisite corporate action has been taken to make it valid and binding upon the Purchaser in accordance with its terms; (iii) the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of the Certificate of Incorporation or By-Laws of the Purchaser; and (iv) the Purchaser shall have received Nasdaq approval in addition to any other regulatory body if required.

ARTICLE 3

REPRESENTATIONS BY SELLER

3.1 Seller warrants and represent as follows:

(a) Seller shall, at Closing, have good and marketable title to all of the Schedule A assets which shall not be subject to any mortgage, lien or encumbrance.

(b) Seller has received no notice of violations or claims to or relating to the Assets being sold pursuant to this Agreement and the Assets are not subject to any pending or threatened litigation or claim.

(c) Seller has not encumbered or assigned the Assets. Seller warrants and represents that there are no licenses granted, has been or will be officially terminated prior to Closing.

(d) Seller will take all actions necessary to transfer the Assets and will further undertake to ensure the complete transfer of the Assets.

ARTICLE 4

CLOSING DATE

The Closing shall be held on or before November 17, 2021, at the offices of the Purchaser or at such other location as agreed upon by the Parties. The Closing Date may be extended upon request of either party for an additional thirty (30) days.

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ARTICLE 5

DOCUMENTS TO BE DELIVERED TO ESCROW AGENT AND AT CLOSING

5.1 The following documents shall be executed and delivered to the Escrow Agent to be held pending the Closing:

(a) Sellers will deliver all of the documents described in the attached Schedule B.

(b) The Purchaser shall deliver the Purchase Price.

5.2 The following documents shall be executed and delivered to the Escrow Agent at Closing:

(a) Executed Offer to Purchase Agreement for Terragenx Inc.

(b) Executed Escrow Agreement.

(c) Certificate of shares in Novo Integrated Sciences Inc. or its subsidiary.

ARTICLE 6

SUBSEQUENT EVENTS

6.1 Purchaser will engage Mullins, as an independent consultant for the purpose of working with the engineers Purchaser identifies for the turnover of all applicable intellectual property, proprietary information, data, notes, hardware, pertinent material, improvements and advancements directly or indirectly related to both technologies. Upon completion of the turnover of all applicable intellectual property, proprietary information, data, notes, hardware, pertinent material, improvements and advancements directly or indirectly related to the technologies, Seller, will enter into a further consulting arrangement for the continued development of iodine related technology and products.

ARTICLE 7

BROKER

The Parties hereto represent and warrant to the other that all negotiations relating to this Agreement have been carried on by them directly, without the intervention of any person, firm or corporation and each of the Parties indemnifies and holds harmless the other against and in respect of any claim for brokerage or other commissions relating to this Agreement or to the transactions contemplated hereunder. The representations contained in this Article 7 shall survive closing.

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ARTICLE 8

BINDING EFFECT AND NON-ASSIGNABLE

Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and assigns, personal representatives and distributees. Neither party may assign this Agreement.

ARTICLE 9

INTEGRATION

This Agreement is executed in connection with those certain Intellectual Property Transfer Documents outlined in Schedule C, each of which shall be executed simultaneously herewith (individually and collectively the “Transaction Documents”). The Transaction Documents taken as a whole, constitute the entire understanding of the Parties, and revoke and supersede all prior oral or written agreements between the Parties.

ARTICLE 10

NOTICES

Any notice required hereunder shall be in writing and shall be deemed if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed to the Party at its respective address as set forth hereinabove, or at any other address which such Party may hereafter designate by written notice to the other. Copies of all notices shall be sent in like manner to the respective attorneys of each of the Parties, as follows:

Seller:	Terence Mullins
__________
__________

Purchaser:	Novo Integrated Sciences Inc.
11120 NE 2nd Street, Suite 100
Bellevue, Washington

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ARTICLE 11

MISCELLANEOUS

11.1 The captions as used in this Agreement are inserted as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Agreement or the intent of any provision thereof.

11.2 The Parties agree to execute such other and further documents as may be necessary to effectuate this Agreement. The Parties further agree to be responsible for their own respective expenses in connection with the transaction contemplated herein.

11.3 All news releases or public statements must be approved, prior to its release, by the Purchaser.

11.4 In the event any representation or warranty of Seller shall be found to be inaccurate prior to Closing, Purchaser shall so notify Seller. Seller may, in such event, elect to make good any damage or cure the condition complained of prior to Closing or terminate this Agreement, subject to the right of Purchaser to take title subject to such inaccurate warranty or representation, with no abatement of the purchase price and without any further liability on the part of Seller with regard to such representation or warranty. In the event Purchaser learns of such inaccuracy after Closing, with respect to any representation or warranty which by the terms of this Agreement shall specifically survive Closing, Purchaser shall so notify Seller and Seller shall have a reasonable opportunity to make good any damage or cure the condition complained of before incurring any other liability under this Agreement or subjecting Purchaser to any further liability or damage.

11.5 All parties understand that Purchaser is a U.S. reporting publicly traded corporation and that the common shares will be issued, and as provided under the guiding U.S. rules and regulations. Furthermore, all parties understand these shares will carry the same rights and conditions, with no special terms or conditions, as all the Purchaser’s common shares authorized for issue under the companies’ Nevada Articles of Incorporation.

11.6 All stock to be issued to Seller, on or after the date hereof hereunder, is subject to pro-rata adjustment in the event that the Purchaser shall, prior to the issuance date, approve any forward or reverse stock split.

11.7 This Agreement may be executed in counterparts, each of which when taken together shall constitute an original.

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11.8 The Parties acknowledge having had the opportunity to obtain the review of the Agreement and its terms by counsel of their own choosing, and the Agreement shall be construed as having been made and entered into as the result of arms-length negotiations, entered into freely and without coercion or duress, between parties of equal bargaining power.

11.9 Except as permitted below, each Party shall maintain the confidentiality of the Agreement. The negotiations in connection with this Agreement were and are intended by the Parties to be privileged settlement discussions, and are confidential; neither Party shall disclose such negotiations except as required under the provisions of applicable securities laws and/or as compelled to do so by a court of competent jurisdiction.

11.10 The execution of this Agreement and the transmission thereof by facsimile or e-mail shall be binding on the Party signing and transmitting same by facsimile or e-mail fully and to the same extent as if a counterpart of this Agreement bearing such Party’s original signature has been delivered.

11.11 Each signatory on behalf of a Party to this Agreement represents and warrants that he or she is a duly authorized representative of that Party, with full power and authority to agree to this Agreement and all the terms herein on behalf of that Party, which Party shall be bound by such signature.

11.12 This Agreement shall be governed in accordance with the laws of the State of Florida and applicable federal laws. Venue for all disputes under this Agreement shall be resolved by litigation in the courts of the State of Florida, Sumter County, including Florida Middle District Federal Court therein and the Parties all consent to the jurisdiction of such courts, agree to accept service of process by mail, and hereby waive any jurisdictional or venue defenses otherwise available to it. In any action arising hereunder, the prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.

11.13 Investment Representations

(a)	Investment Purpose. As of the Closing Date, the Seller understand and agree that the receipt of Purchaser’s Shares, as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes and that the Purchaser’s Shares are being acquired for the Seller’s own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act.

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(b)	Investor Status. Seller is (i) an “accredited investor” as that term is defined in Rule 501(a) of Regulation D (an “Accredited Investor”), and/or (ii) an exempt investor in accordance with the provisions of Regulation S promulgated under the Securities Act. Each Seller has been furnished with all documents and materials relating to the business, finances and operations of the Purchaser and its subsidiaries and information that such Seller requested and deemed material to making an informed decision regarding this Agreement and the underlying transactions.

(c)	Reliance on Exemptions. Seller understands that the Purchaser Shares are being offered and sold to the Seller in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that the Purchaser is relying upon the truth and accuracy of, and the Sellers’ compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Seller set forth herein in order to determine the availability of such exemptions and the eligibility of the Seller to acquire the Purchaser Shares.

(d)	Information. The Seller and their advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Purchaser and materials relating to the offer and sale of the Purchaser Shares which have been requested by the Seller or their advisors. The Seller and their advisors, if any, have been afforded the opportunity to ask questions of the Purchaser. The Seller understand that their investment in the Purchaser Shares involves a significant degree of risk. The Seller are not aware of any facts that may constitute a breach of any of the Purchaser’s representations and warranties made herein.

(e)	Governmental Review. Seller understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Purchaser Shares.

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(f)	Transfer or Resale. Each of the Seller understands that (i) the sale or re-sale of the Purchaser Shares has not been and is not being registered under the Securities Act or any applicable state securities Laws, (a) the Purchaser Shares are sold pursuant to an effective registration statement under the Securities Act, (b) the Seller shall have delivered to the Purchaser or its lawful representative, at the cost of the Seller, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Purchaser Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be accepted by the Purchaser, (c) the Purchaser Shares are sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the Securities Act (or a successor rule) (“Rule 144”)) of the Seller who agree to sell or otherwise transfer the Purchaser Shares only in accordance with this Section 4.27 and who is an Accredited Investor, (d) the Purchaser Shares are sold pursuant to Rule 144, or (e) the Purchaser Shares are sold pursuant to Regulation S under the Securities Act (or a successor rule) (“Regulation S”), and the Seller shall have delivered to the Purchaser, at the cost of the Seller, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, which opinion shall be accepted by the Purchaser; (ii) any sale of such Purchaser Shares made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Purchaser Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither the Purchaser nor any other person is under any obligation to register such Purchaser Shares under the Securities Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder (in each case). Notwithstanding the foregoing or anything else contained herein to the contrary, the Purchaser Shares may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

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(g)	Legends. Each of the Seller understand that the Purchaser Shares, until such time as the Purchaser Shares have been registered under the Securities Act, or may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, may bear a standard Rule 144 legend and a stop-transfer order may be placed against transfer of the certificates for such Purchaser Shares.

(h)	Removal. The legend(s) referenced in this Section 4.27 shall be removed and the Purchaser shall issue a certificate without such legend to the holder of any Purchaser Shares upon which it is stamped, if, unless otherwise required by applicable state securities Laws, (a) the Purchaser Shares are registered for sale under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (b) such holder provides Purchaser with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Purchaser Shares may be made without registration under the Securities Act, which opinion shall be accepted by the Purchaser so that the sale or transfer is affected. Each of the Seller agrees to sell all Purchaser Shares, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

(i)	Residency. As provided for and attested to in Exhibit F, the Seller represents and warrants to the Purchaser that they are not a resident of the United States and will not be a resident of the United States at the time of Closing, and that they were not in the United States at the time this Agreement was signed and executed.

11.14 The Escrow Agent is not a party to this Agreement and executes the same solely to evidence her consent to act as Escrow Agent as provided herein. The Escrow Agent shall be indemnified and held harmless by the parties, and indemnified against claims made, including attorney’s fees and costs. Escrow Agent shall be reimbursed by Turbine for any reasonable expenses incurred in administering of the Agreement, The Escrow Agent shall not be liable for any action taken or omitted by it in good faith, and in no event shall the Escrow Agent be liable or responsible except for the Escrow Agent’s own gross negligence or willful misconduct. It is acknowledged by all parties that Austin Persico acts as Novo’s legal consultant in this and other matters, and any perceived or actual conflict is expressly waived.

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ARTICLE 12

REPRESENTATION BY CORPORATE PURCHASER

The Purchaser represents and warrants as follows, said representations and warranties to survive the Closing hereunder:

(a) That Purchaser is, and on the Closing Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

(b) The execution and delivery of this Agreement and all other documents executed in connection herewith by Purchaser have been duly and validly authorized and all requisite corporate action has been taken to make it valid and binding upon the Purchaser in accordance with its terms.

(c) The consummation of the transactions contemplated by this Agreement will not result in the breach of any terms or provisions of the Certificate of Incorporation or the By-laws of the Purchaser.

ARTICLE 13

NATURE AND SURVIVAL OF REPRESENTATIONS

Except for representations and warranties which are specifically stated herein to survive Closing, no representation, warranty or agreement made by Seller hereunder shall be deemed to survive Closing and no representation other than expressly stated in this Agreement shall be binding upon Seller.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SELLER:

By:	/s/ Terence Mullins
Terence Mullins

PURCHASER:

Novo Integrated Sciences, Inc.

By:	/s/ Robert Mattacchione
Robert Mattacchione
CEO and Chairman of the Board

ESCROW AGENT:

2066907 Ontario Limited, Vaughan, ON

By:	/s/
Authorized Signer

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ASSETS

SCHEDULE A

All the Seller’s right, title and interest, including all intellectual property rights, constituting my entire interest in the United States and throughout the world to the following:

a. Controlled Gaseous Iodine Sublimation From Solid Iodine For Atmospheric Iodine Nutrition, Disinfection and Therapeutic Uses

to include all United States and International patents, all related intellectual property, all notes, data and any and all improvements and advancements directly and indirectly related to this technology.

b. An Apparatus to produce atmospheric nutritional & disinfectant iodine to include all United States and International patents, all related intellectual property, all notes, data and any and all improvements and advancements directly and indirectly related to this technology.

c. U.S. Patent Application #15733542 and Canadian Patent Application for SPRAY DEVICES FOR DISPENSING AQUEOUS IODINE, AND METHODS OF MAKING AND USING SPRAY DEVICES THAT DISPENSE AQUEOUS IODINE.

d. Automated High Output Aqueous Iodine Production and Bottling System to include all United States and International patents, all related intellectual property, all notes, data and any and all improvements and advancements directly and indirectly related to this technology.

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Intellectual Property Transfer Documents

SCHEDULE C

●	Technology Sale/Transfer/Assignment Agreement for All Intellectual Property (IP)

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